Exhibit 5.1

Matthew B. Hemington

+1 650 843 5062

hemingtonmb@cooley.com

September 3, 2021

Scynexis, Inc.

1 Evertrust Plaza, 13th Floor

Jersey City, NJ 07302-6548

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the issuance and sale by SCYNEXIS, Inc., a Delaware corporation (the “Company”), of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to two prospectuses to be included in a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The first prospectus (the “Purchase Prospectus”) relates to shares of Common Stock (the “Purchase Shares”) having an aggregate sale proceed of up to $16,798,087 million that may be sold by the Company pursuant to that certain Common Stock Purchase Agreement, dated as of April 10, 2020 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC. The second prospectus (the “Warrant Prospectus”) relates to up to 5,271,015 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of certain outstanding warrants (the “Warrants”) issued by the Company that are described in the Warrant Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Purchase Prospectus and the Warrant Prospectus, (c) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and (d) originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed that each sale of Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”).  We have also assumed that no more than 1,360,637 Purchase Shares will be sold after the date hereof.  We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company plus the number of Purchase Shares then issuable under the Purchase Agreement to exceed the number of shares of Common Stock that remain authorized but unissued.

With respect to our opinion as to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

Scynexis, Inc.

Page Two

Our opinion herein is expressed solely with respect to the DGCL.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Placement Shares, when sold and issued in accordance with the Purchase Agreement, the Registration Statement and the Purchase Prospectus, will be validly issued, fully paid and nonassessable and that the Warrant Shares, when sold and issued in accordance with the Warrants, the Registration Statement and the Warrant Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the captions “Legal Matters” in the Purchase Prospectus and the Warrant Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:   /s/ Matthew B. Hemington

              Matthew B. Hemington, Partner

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 t: (650) 843-5000 f: (650) 849-7400 cooley.com